Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for Third Quarter 2021

CHICAGO (BUSINESS WIRE), November 4, 2021 -- Cushman & Wakefield (NYSE: CWK) today reported financial results for the third quarter ended September 30, 2021:
Strategic Announcements:
•Recently announced agreement to enter into a strategic joint venture with Greystone to deliver leading multifamily agency lending & servicing platform. Cushman & Wakefield will make a strategic investment of $500 million to acquire a 40% stake in Greystone’s Agency, FHA and Servicing businesses. The transaction is expected be immediately accretive upon closing later this year, subject to customary closing conditions.
•Entered an exclusive strategic partnership with WeWork to provide clients best-in-class office operations by combining WeWork's proprietary platform of workplace experience management software with Cushman & Wakefield’s asset and facilities management services.
Financial Results:
•Revenue for the third quarter of 2021 of $2.3 billion was up 21% (up 20% local currencyi) from the third quarter of 2020. Fee revenue of $1.7 billion was up 28% (up 27% local currency) versus prior year.
◦Fee revenue grew across all segments and service lines, brokerage fee revenue improved 64% on local currency led by the Americas
◦Property, facilities and project management and Valuation and other fee revenue grew 5% and 11%, respectively, on local currency
•Net income and earnings per share for the third quarter of 2021 were $68.7 million and $0.30, respectively. Adjusted earnings per share was $0.48.
•Adjusted EBITDA was $219.1 million, up 87% (85% local currency) from the third quarter of 2020.
•Adjusted EBITDA margin of 12.9% expanded 405 basis points from the third quarter of 2020.
•Operating efficiency initiatives remain on track to deliver $125 million of gross savings in 2021.
•Generated strong cash flow from operations of $250 million year to date.
•Significant liquidity as of September 30, 2021 of $2.2 billion consisting of cash on hand of $1.2 billion and availability under the Company's undrawn revolving credit facility of $1.0 billion.
“We’re excited to continue building and differentiating our global service platform in the market through strategic partnerships with leading companies. Through our joint venture with Greystone, we’ll deliver a powerful offering that combines our firms’ respective multifamily investment sales and lending capabilities with direct access to Greystone’s balance sheet and capital solutions. We expect this to be immediately accretive to our operating results upon closing later this year. Additionally, our exclusive partnership with WeWork will bring unmatched accessibility to flexible offerings, best-in-class technology and a seamless tenant experience to our clients,” said Brett White, Executive Chairman and CEO.

“Our strong third quarter results demonstrate our continued focus on operational excellence as margins increased more than 350 basis points year-to-date and were up more than 190 basis points versus the first nine months of 2019. We are also encouraged by the resiliency of our brokerage business which has performed ahead of 2019 levels now for two straight quarters,” he continued.

INVESTOR RELATIONS	MEDIA CONTACT
Len Texter	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com

November 4, 2021

Consolidated Results (unaudited)

(in millions)	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	% Change in USD	% Change in Local Currency	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$795.6	$747.2	6%	5%	$2,333.5	$2,172.8	7%	5%
Leasing	458.6	321.6	43%	41%	1,203.8	886.9	36%	33%
Capital markets	330.1	155.5	112%	111%	778.7	450.4	73%	70%
Valuation and other	119.9	104.6	15%	11%	355.5	308.9	15%	10%
Total service line fee revenue(1)	1,704.2	1,328.9	28%	27%	4,671.5	3,819.0	22%	19%
Gross contract reimbursables(2)	628.7	602.7	4%	4%	1,833.5	1,751.6	5%	3%
Total revenue	$2,332.9	$1,931.6	21%	20%	$6,505.0	$5,570.6	17%	14%

Costs and expenses:
Cost of services provided to clients	$1,221.5	$996.9	23%	21%	$3,388.6	$2,900.7	17%	14%
Cost of gross contract reimbursables	628.7	602.7	4%	4%	1,833.5	1,751.6	5%	3%
Total costs of services	1,850.2	1,599.6	16%	15%	5,222.1	4,652.3	12%	10%
Operating, administrative and other	302.5	254.3	19%	18%	867.5	810.4	7%	5%
Depreciation and amortization	42.7	64.9	(34)%	(35)%	128.3	211.5	(39)%	(40)%
Restructuring, impairment and related charges	7.2	13.1	(45)%	(46)%	39.5	45.0	(12)%	(14)%
Total costs and expenses	2,202.6	1,931.9	14%	13%	6,257.4	5,719.2	9%	7%
Operating income (loss)	130.3	(0.3)	n.m.	n.m.	247.6	(148.6)	267%	269%
Interest expense, net of interest income	(45.8)	(44.9)	2%	1%	(132.0)	(120.2)	10%	8%
Earnings from equity method investments	3.4	2.8	21%	23%	10.9	5.8	88%	79%
Other income, net	3.7	0.5	640%	847%	15.8	31.0	(49)%	(35)%
Earnings (loss) before income taxes	91.6	(41.9)	319%	321%	142.3	(232.0)	161%	160%
Provision (benefit) from income taxes	22.9	(4.6)	598%	639%	38.1	(38.8)	198%	199%
Net income (loss)	$68.7	$(37.3)	284%	285%	$104.2	$(193.2)	154%	152%

Adjusted EBITDA(3)	$219.1	$117.1	87%	85%	$538.7	$306.2	76%	70%
Adjusted EBITDA margin(3)	12.9%	8.8%			11.5%	8.0%

Net income ( loss)	$68.7	$(37.3)	284%		$104.2	$(193.2)	154%
Adjusted net income(3)	108.9	36.5	198%		247.3	85.1	191%

Weighted average shares outstanding, basic	223.3	221.1			222.9	220.5
Weighted average shares outstanding, diluted(4)	227.0	221.7			225.8	222.4

Earnings (loss) per share, basic	$0.31	$(0.17)			$0.47	$(0.88)
Earnings (loss) per share, diluted	$0.30	$(0.17)			$0.46	$(0.88)
Adjusted earnings per share, diluted(3)	$0.48	$0.16			$1.10	$0.38
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this press release for reconciliations of (i) Adjusted EBITDA to net income (loss); and (ii) Adjusted net income to net income (loss); and for explanations on the calculations of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which our management uses these non-GAAP measures under the Use of Non-GAAP Financial Measures section in this press release.
(4) For all periods with GAAP net loss, weighted average shares outstanding, diluted is used to calculate Adjusted earnings per share, diluted.

November 4, 2021

Third Quarter Results (unaudited)
Revenue
Revenue was $2.3 billion, an increase of $401.3 million versus the three months ended September 30, 2020. Revenue growth in Capital markets and Leasing of $174.6 million and $137.0 million, respectively, reflects the recovery of brokerage activity, particularly in the Americas. Revenue growth in Property, facilities and project management, Gross contract reimbursables and Valuation and other of $48.4 million, $26.0 million and $15.3 million, respectively, reflects owners and occupiers' reliance and confidence in the Company’s industry leading capabilities and thought leadership during this recovery, in regards to return to work best practices and work space requirements.

Cost of services
Cost of services of $1.9 billion increased $250.6 million or 16% versus the three months ended September 30, 2020. Cost of services provided to clients increased principally due to higher variable costs including commissions, annual bonus for non-fee earners and direct labor, as well as compensation costs. This increase was partially offset by operating efficiency initiatives. Cost of Gross contract reimbursables increased 4% driven by growth in our Property, facilities and project management service line.

Operating, administrative and other
Operating, administrative and other of $302.5 million increased by $48.2 million versus the three months ended September 30, 2020 principally due to higher compensation costs partially offset by operating efficiency initiatives. Overall, as a percentage of total revenue, operating, administrative and other costs was 13% for the third quarter of 2021 and 2020, respectively.

Depreciation and amortization
Depreciation and amortization was $42.7 million, a decrease of $22.2 million versus the three months ended September 30, 2020. The decrease primarily reflects the completion of amortization of merger related customer relationships that occurred in the third quarter of 2020.

Restructuring, impairment and related charges
Restructuring, impairment and related charges were $7.2 million, a decrease of $5.9 million versus the three months ended September 30, 2020, primarily due to reductions in severance and employment-related charges that were previously taken in connection with the Company's strategic realignment of the business.

Interest expense, net
Net interest expense was $45.8 million, an increase of $0.9 million versus the three months ended September 30, 2020.

Other income, net
Other income was $3.7 million, an increase of $3.2 million versus the three months ended September 30, 2020. This increase is principally due to current year mark-to-market gain on investments in real estate ventures made in the first half of 2021.

Provision for income taxes
The Company's income tax provision for the three months ended September 30, 2021 was an expense of $23.0 million on income before taxes of $91.6 million. For the three months ended September 30, 2020, the Company's income tax provision was a benefit of $4.6 million on loss before taxes of $41.9 million. The Company's effective tax rate of 25.1% was higher in the three months ended September 30, 2021 compared to the same period last year primarily due to a change in jurisdictional mix of earnings in 2021 and an unfavorable increased percentage of permanent book to tax differences resulting in a greater expense.

November 4, 2021

Net income and Adjusted EBITDA
Net income of $68.7 million principally reflects the impact of the significant increase in brokerage activity, as Leasing and Capital markets fee revenue increased 41% and 111% on a local currency basis, respectively. Revenue in Property, facilities and project management and Valuation and other also increased 5% and 11% on a local currency basis, respectively.

Adjusted EBITDA of $219.1 million increased by $102.0 million or 85%, on a local currency basis, primarily due to the impact of revenue growth in all service lines, particularly Leasing and Capital markets, and savings generated by operating efficiency initiatives. As a result, Adjusted EBITDA margin, measured against service line fee revenue, of 12.9% for the three months ended September 30, 2021, increased 405 basis points as compared to 8.8% in the three months ended September 30, 2020.
Year-to-Date Results (unaudited)
Revenue
Revenue was $6.5 billion, an increase of $934.4 million versus the nine months ended September 30, 2020. Revenue growth in Capital markets and Leasing of $328.3 million and $316.9 million, respectively, reflects the recovery of brokerage activity, particularly in the Americas. Revenue growth in Property, facilities and project management, Gross contract reimbursables and Valuation and other of $160.7 million, $81.9 million, and $46.6 million, respectively, reflects owners and occupiers' reliance and confidence in the Company’s industry leading capabilities and thought leadership during this recovery, in regards to return to work best practices and work space requirements.

Cost of services
Cost of services of $5.2 billion increased $569.8 million or 12% versus the nine months ended September 30, 2020. Cost of services provided to clients increased principally due to higher variable costs including commissions, annual bonus for non-fee earners and direct labor, as well as higher compensation costs. This increase was partially offset by operating efficiency initiatives. Cost of Gross contract reimbursables increased 5% driven by growth in our Property, facilities and project management service line.

Operating, administrative and other
Operating, administrative and other of $867.5 million increased by $57.1 million versus the nine months ended September 30, 2020 principally due to higher annual bonus for non-fee earners. This increase was partially offset by operating efficiency initiatives. Overall, as a percentage of total revenue, operating, administrative and other costs was 13% for the first nine months of 2021 as compared to 15% for the first nine months of 2020.

Depreciation and amortization
Depreciation and amortization was $128.3 million, a decrease of $83.2 million versus the nine months ended September 30, 2020. The decrease primarily reflects the complete amortization of merger related customer relationships that occurred in the third quarter of 2020.

Restructuring, impairment and related charges
Restructuring, impairment and related charges were $39.5 million, a decrease of $5.5 million or 12% versus the nine months ended September 30, 2020. The decrease was primarily due to reductions in severance and employment-related charges that were previously taken in connection with the Company's strategic realignment of the business.

Interest expense, net
Net interest expense was $132.0 million, an increase of $11.8 million versus the nine months ended September 30, 2020. This increase was due to the incremental interest incurred as a result of the issuance of 2020 senior secured notes in the second quarter of 2020.

November 4, 2021

Other income, net
Other income was $15.8 million, a decrease of $15.2 million versus the nine months ended September 30, 2020. This decline reflects the $36.9 million gain recognized last year as a result of the formation of the Cushman & Wakefield Vanke Service joint venture in China, partially offset by prior year losses incurred from the disposal of holding companies in connection with the Company's strategic realignment of the business and incremental mark-to-market gain on investments in real estate ventures made in the first half of 2021.

Provision for income taxes
The Company's income tax provision for the first nine months of 2021 was an expense of $38.1 million on income before taxes of $142.3 million. For the first nine months of 2020, the Company's income tax provision was a benefit of $38.8 million on loss before taxes of $232.0 million. The Company's effective tax rate of 26.8% was higher in the nine months ended September 30, 2021 compared to the same period last year primarily due to a change in jurisdictional mix of earnings and an unfavorable increased percentage of permanent book tax differences resulting in a greater expense. Additionally, in 2020, the Company recorded a benefit for the release of valuation allowance related to tax attributes resulting from the U.S. CARES Act.

Net income and Adjusted EBITDA
Net income of $104.2 million principally reflects the improvement of brokerage activity as Leasing and Capital markets fee revenue increased 33% and 70% on a local currency basis, respectively. Revenue in Property, facilities and project management and Valuation and other also increased by 5% and 10%, respectively.

Adjusted EBITDA of $538.7 million increased by $232.5 million or 70%, on a local currency basis, primarily due to the impact of revenue growth in all service lines, particularly Leasing and Capital markets, and savings generated by operating efficiency initiatives. As a result, Adjusted EBITDA margin, measured against service line fee revenue of 11.5% for the nine months ended September 30, 2021, increased 350 basis points as compared to 8.0% in the nine months ended September 30, 2020.

Balance Sheet
Liquidity at the end of the third quarter was $2.2 billion, including availability on the Company's undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $1.2 billion.

Net debt as of September 30, 2021 was $2.1 billion including the Company's 2018 First Lien debt of $2.6 billion and the 2020 Notes of $640.4 million and net of cash and cash equivalents of $1.2 billion.

i In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our financial measures, such as Service line fee revenue and Adjusted EBITDA, in "local" currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

Conference Call
The Company’s Third Quarter 2021 Earnings Conference Call will be held today, November 4, 2021, at 5:00 p.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 855-327-6838 for U.S. callers and 604-235-2082 for international callers. The Conference ID is 10016709. A replay of the call will be available approximately two hours after the conference call by accessing http://ir.cushmanwakefield.com. A transcript of the call will be available on the Company’s Investor Relations website at http://ir.cushmanwakefield.com.

November 4, 2021

About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 50,000 employees in 400 offices and 60 countries. In 2020, the firm had revenue of $7.8 billion across core services of Property, facilities and project management, Leasing, Capital markets, Valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, uncertainty regarding and changes in global economic or market conditions and changes in government policies, laws, regulations and practices. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain and subjective and that past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the company’s results is discussed under “Risk Factors” in Part I Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the Securities and Exchange Commission.

November 4, 2021

Cushman & Wakefield plc
Condensed Consolidated Statement of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2021	2020	2021	2020
Revenue	$2,332.9	$1,931.6	$6,505.0	$5,570.6
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	1,850.2	1,599.6	5,222.1	4,652.3
Operating, administrative and other	302.5	254.3	867.5	810.4
Depreciation and amortization	42.7	64.9	128.3	211.5
Restructuring, impairment and related charges	7.2	13.1	39.5	45.0
Total costs and expenses	2,202.6	1,931.9	6,257.4	5,719.2
Operating income (loss)	130.3	(0.3)	247.6	(148.6)
Interest expense, net of interest income	(45.8)	(44.9)	(132.0)	(120.2)
Earnings from equity method investments	3.4	2.8	10.9	5.8
Other income, net	3.7	0.5	15.8	31.0
Earnings (loss) before income taxes	91.6	(41.9)	142.3	(232.0)
Provision (benefit) from income taxes	22.9	(4.6)	38.1	(38.8)
Net income (loss)	$68.7	$(37.3)	$104.2	$(193.2)

Basic earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders	$0.31	$(0.17)	$0.47	$(0.88)
Weighted average shares outstanding for basic earnings (loss) per share	223.3	221.1	222.9	220.5

Diluted earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, diluted	$0.30	$(0.17)	$0.46	$(0.88)
Weighted average shares outstanding for diluted earnings (loss) per share	227.0	221.1	225.8	220.5

November 4, 2021

Cushman & Wakefield plc
Consolidated Balance Sheets (unaudited)

	As of
(in millions, except per share data)	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,188.5	$1,074.8
Trade and other receivables, net of allowance of $77.7 million and $70.9 million, as of September 30, 2021 and December 31, 2020, respectively	1,284.8	1,301.6
Income tax receivable	39.7	43.5
Short-term contract assets	294.6	247.6
Prepaid expenses and other current assets	268.6	223.2
Total current assets	3,076.2	2,890.7
Property and equipment, net	194.0	235.9
Goodwill	2,076.0	2,098.0
Intangible assets, net	937.4	991.2
Equity method investments	125.1	114.9
Deferred tax assets	60.3	61.4
Non-current operating lease assets	434.7	438.2
Other non-current assets	572.6	507.6
Total assets	$7,476.3	$7,337.9

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$41.3	$39.7
Accounts payable and accrued expenses	1,042.6	1,054.4
Accrued compensation	810.9	720.5
Income tax payable	45.1	45.1
Other current liabilities	192.4	205.8
Total current liabilities	2,132.3	2,065.5
Long-term debt	3,223.0	3,235.7
Deferred tax liabilities	89.9	102.2
Non-current operating lease liabilities	411.6	405.6
Other non-current liabilities	382.9	433.3
Total liabilities	6,239.7	6,242.3
Commitments and contingencies (See Note 11 to financial statements)
Shareholders' Equity:
Ordinary shares, nominal value $0.10 per share, 223.4 and 222.0 shares issued and outstanding at September 30, 2021 and at December 31, 2020, respectively	22.3	22.2
Additional paid-in capital	2,871.7	2,843.4
Accumulated deficit	(1,424.0)	(1,528.2)
Accumulated other comprehensive loss	(234.2)	(242.7)
Total equity attributable to the Company	1,235.8	1,094.7
Non-controlling interests	0.8	0.9
Total equity	1,236.6	1,095.6
Total liabilities and shareholders' equity	$7,476.3	$7,337.9

November 4, 2021

Cushman & Wakefield plc
Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
(in millions)	2021	2020
Cash flows from operating activities
Net income (loss)	$104.2	$(193.2)
Reconciliation of net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	128.3	211.5
Impairment charges	16.3	3.2
Unrealized foreign exchange gain (loss)	5.1	(5.4)
Stock-based compensation	35.6	34.3
Lease amortization	77.3	85.0
Amortization of debt issuance costs	7.0	7.4
Change in deferred taxes	(10.6)	(62.2)
Provision for loss on receivables and other assets	28.8	26.5
Other non-cash operating activities	(25.7)	(43.9)
Changes in assets and liabilities:
Trade and other receivables	(55.8)	270.6
Income taxes payable	5.6	(23.0)
Short-term contract assets and Prepaid expenses and other current assets	(76.5)	(34.3)
Other non-current assets	(36.6)	13.0
Accounts payable and accrued expenses	46.0	(147.0)
Accrued compensation	96.0	(299.3)
Other current and non-current liabilities	(94.7)	(65.7)
Net cash provided by (used in) operating activities	250.3	(222.5)
Cash flows from investing activities
Payment for property and equipment	(31.8)	(26.9)
Acquisitions of businesses, net of cash acquired	(1.2)	(102.5)
Return of beneficial interest in a securitization	—	(85.0)
Investments in equity securities	(26.0)	(13.9)
Other investing activities, net	1.2	(8.5)
Net cash used in investing activities	(57.8)	(236.8)
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(8.5)	(18.8)
Payment of contingent consideration	(3.1)	(5.5)
Proceeds from senior secured notes	—	650.0
Repayment of borrowings	(20.0)	(13.3)
Debt issuance costs	—	(22.7)
Payment of finance lease liabilities	(9.6)	(9.9)
Other financing activities, net	4.1	1.7
Net cash (used in) provided by financing activities	(37.1)	581.5

Change in cash, cash equivalents and restricted cash	155.4	122.2
Cash, cash equivalents and restricted cash, beginning of the period	1,164.1	872.3
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	(6.3)	0.6
Cash, cash equivalents and restricted cash, end of the period	$1,313.2	$995.1

November 4, 2021

Segment Results
The following tables summarize our results of operations for our operating segments for the three and nine months ended September 30, 2021 and 2020.
Adjusted EBITDA is the profitability metric reported to the chief operating decision maker for purposes of making decisions about allocation of resources to each segment and assessing performance of each segment. Adjusted EBITDA excludes Depreciation and amortization, interest expense, net of interest income, income taxes, as well as integration and other costs related to merger, stock-based compensation for plans enacted before the Company's initial public offering, acquisition related costs and efficiency initiatives and other charges. Segment operating expense is comprised of Fee-based operating expenses and Cost of gross contract reimbursables. Corporate expenses are allocated to the segments based upon Service line fee revenue of each segment.

Americas Results
(in millions) (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	% Change in USD	% Change in Local Currency	2021	2020	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$559.5	$512.5	9%	9%	$1,633.3	$1,501.4	9%	8%
Leasing	355.5	243.8	46%	45%	916.2	671.8	36%	36%
Capital markets	267.8	123.8	116%	116%	640.8	345.8	85%	84%
Valuation and other	46.5	38.6	20%	20%	128.4	110.8	16%	16%
Total service line fee revenue(1)	1,229.3	918.7	34%	33%	3,318.7	2,629.8	26%	26%
Gross contract reimbursables(2)	517.2	497.4	4%	4%	1,532.9	1,429.6	7%	7%
Total revenue	$1,746.5	$1,416.1	23%	23%	$4,851.6	$4,059.4	20%	19%

Costs and expenses:
Americas Fee-based operating expenses	$1,069.5	$838.3	28%	27%	$2,926.0	$2,432.9	20%	20%
Cost of gross contract reimbursables	517.2	497.4	4%	4%	1,532.9	1,429.6	7%	7%
Segment operating expenses	$1,586.7	$1,335.7	19%	19%	$4,458.9	$3,862.5	15%	15%

Adjusted EBITDA	$160.7	$81.2	98%	97%	$395.6	$199.1	99%	98%
Adjusted EBITDA margin(3)	13.1%	8.8%			11.9%	7.6%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue paid by clients which have substantially no margin
(3) Calculated as a percentage of Total service line fee revenue

November 4, 2021

EMEA Results
(in millions) (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	% Change in USD	% Change in Local Currency	2021	2020	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$91.9	$94.8	(3)%	(5)%	$267.0	$262.7	2%	(5)%
Leasing	58.2	43.8	33%	29%	160.5	126.0	27%	19%
Capital markets	38.4	24.0	60%	56%	93.7	69.6	35%	26%
Valuation and other	43.2	37.7	15%	10%	133.1	114.4	16%	8%
Total service line fee revenue(1)	231.7	200.3	16%	13%	654.3	572.7	14%	7%
Gross contract reimbursables(2)	37.1	22.9	62%	56%	102.5	65.6	56%	47%
Total revenue	$268.8	$223.2	20%	17%	$756.8	$638.3	19%	11%

Costs and expenses:
EMEA Fee-based operating expenses	$204.7	$190.2	8%	5%	$596.2	$541.9	10%	3%
Cost of gross contract reimbursables	37.1	22.9	62%	56%	102.5	65.6	56%	47%
Segment operating expenses	$241.8	$213.1	13%	10%	$698.7	$607.5	15%	8%

Adjusted EBITDA	$28.5	$11.5	148%	140%	$62.8	$34.2	84%	67%
Adjusted EBITDA margin(3)	12.3%	5.7%			9.6%	6.0%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue paid by clients which have substantially no margin
(3) Calculated as a percentage of Total service line fee revenue

November 4, 2021

APAC Results
(in millions) (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	% Change in USD	% Change in Local Currency	2021	2020	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$144.2	$139.9	3%	1%	$433.2	$408.7	6%	(1)%
Leasing	44.9	34.0	32%	28%	127.1	89.1	43%	34%
Capital markets	23.9	7.7	210%	204%	44.2	35.0	26%	22%
Valuation and other	30.2	28.3	7%	3%	94.0	83.7	12%	6%
Total service line fee revenue(1)	243.2	209.9	16%	13%	698.5	616.5	13%	6%
Gross contract reimbursables(2)	74.4	82.4	(10)%	(12)%	198.1	256.4	(23)%	(29)%
Total revenue	$317.6	$292.3	9%	6%	$896.6	$872.9	3%	(4)%

Costs and expenses:
APAC Fee-based operating expenses	$217.0	$187.9	15%	12%	$630.5	$551.0	14%	7%
Cost of gross contract reimbursables	74.4	82.4	(10)%	(12)%	198.1	256.4	(23)%	(29)%
Segment operating expenses	$291.4	$270.3	8%	5%	$828.6	$807.4	3%	(5)%

Adjusted EBITDA	$29.9	$24.4	23%	19%	$80.3	$72.9	10%	3%
Adjusted EBITDA margin(3)	12.3%	11.6%			11.5%	11.8%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue paid by clients which have substantially no margin
(3) Calculated as a percentage of Total service line fee revenue

November 4, 2021

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures

We have used the following measures, which are considered "non-GAAP financial measures" under SEC guidelines:
i.Segment operating expenses and Fee-based operating expenses;
ii.Adjusted earnings before interest, taxes, Depreciation and amortization ("Adjusted EBITDA") and Adjusted EBITDA margin;
iii.Adjusted net income and Adjusted earnings per share;
iv.Local currency; and
v.Net debt.
Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods, and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors, for the additional purposes described below.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses as well as other expenses such as depreciation and amortization, integration and other costs related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives. Segment operating expense includes Fee-based operating expenses and Cost of gross contract reimbursables. We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate integration and other costs related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives and other items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Adjusted Net Income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates integration and other costs related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives, depreciation and amortization related to merger and acquisition activity and other items. Income tax, as adjusted, reflects management’s expectation about our long-term effective rate as a public company. The Company also uses Adjusted EPS as a significant component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income, divided by total basic and diluted weighted-average outstanding shares.

November 4, 2021

Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.
The interim financial information for the three and nine months ended September 30, 2021 and 2020 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2020.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

November 4, 2021

Adjustments to GAAP financial measures used to calculate non-GAAP financial measures
Reconciliation of Net income (loss) to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$68.7	$(37.3)	$104.2	$(193.2)
Add/(less):
Depreciation and amortization(1)	42.7	64.9	128.3	211.5
Interest expense, net of interest income	45.8	44.9	132.0	120.2
Provision (benefit) from income taxes	22.9	(4.6)	38.1	(38.8)
Integration and other costs related to merger(2)	4.8	12.8	26.6	47.6
Pre-IPO stock-based compensation(3)	1.0	4.5	4.1	16.7
Acquisition related costs and efficiency initiatives(4)	32.0	28.3	99.4	114.7
Other(5)	1.2	3.6	6.0	27.5
Adjusted EBITDA	$219.1	$117.1	$538.7	$306.2
(1) Depreciation and amortization includes merger and acquisition-related depreciation and amortization of $20.5 million and $41.6 million for the three months ended September 30, 2021 and 2020 and $61.9 million and $140.1 million for the nine months ended September 30, 2021 and 2020, respectively.
(2) Integration and other costs related to merger include certain direct and incremental integration and restructuring efforts.
(3) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans. Refer to Note 9: Stock-based Payments of the Notes to unaudited interim Condensed Consolidated Financial Statements for the three and nine months ended September 30, 2021 for additional information.
(4) Acquisition related costs and efficiency initiatives reflect costs incurred to implement operating efficiency initiatives in 2021 and 2020 to allow the Company to be a nimbler and more agile partner to its clients, as well as incremental costs related to in-fill M&A.
(5) Other includes $0.3 million and $2.8 million, respectively, for COVID-19 related items including contributions to the Global Employee Assistance Fund and preparation costs for employee return to office for the three and nine months ended September 30, 2021 and other items including accounts receivable securitization.

Reconciliation of Net income (loss) to Adjusted Net Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions) (unaudited)	2021	2020	2021	2020
Net income (loss)	$68.7	$(37.3)	$104.2	$(193.2)
Add/(less):
Merger and acquisition-related depreciation and amortization(1)	20.5	41.6	61.9	140.1
Financing and other facility costs	—	(0.3)	—	(1.2)
Integration and other costs related to merger	4.8	12.8	26.6	47.6
Pre-IPO stock-based compensation	1.0	4.5	4.1	16.7
Acquisition related costs and efficiency initiatives	32.0	28.3	99.4	114.7
Other	1.2	3.6	6.0	27.5
Income tax adjustments(2)	(19.3)	(16.7)	(54.9)	(67.1)
Adjusted Net Income	$108.9	$36.5	$247.3	$85.1
Weighted average shares outstanding, basic	223.3	221.1	222.9	220.5
Weighted average shares outstanding, diluted(3)	227.0	221.7	225.8	222.4
Adjusted earnings per share, basic	$0.49	$0.17	$1.11	$0.39
Adjusted earnings per share, diluted	$0.48	$0.16	$1.10	$0.38
(1) Includes amortization of acquired intangible assets.
(2) Reflective of management's estimation of an adjusted effective tax rate (adjusted for certain items) of approximately 28% and 25% for the three and nine months ended September 30, 2021 and 2020, respectively.
(3) Weighted average shares outstanding, diluted ("WACS, diluted") is calculated by taking WACS, basic and adding in dilutive shares of 3.7 million and 0.6 million for the three months ended September 30, 2021 and 2020, respectively, and 2.9 million and 1.9 million for the nine months ended September 30, 2021 and 2020, respectively, which is used to calculate Adjusted earnings per share, diluted.

November 4, 2021

Summary of Total costs and expenses:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Americas Fee-based operating expenses	$1,069.5	$838.3	$2,926.0	$2,432.9
EMEA Fee-based operating expenses	204.7	190.2	596.2	541.9
APAC Fee-based operating expenses	217.0	187.9	630.5	551.0
Cost of gross contract reimbursables	628.7	602.7	1,833.5	1,751.6
Segment operating expenses:	2,119.9	1,819.1	5,986.2	5,277.4
Depreciation and amortization(1)	42.7	64.9	128.3	211.5
Integration and other costs related to merger(2)	4.8	12.8	26.6	47.6
Pre-IPO stock-based compensation(3)	1.0	4.5	4.1	16.7
Acquisition related costs and efficiency initiatives(4)	33.0	27.0	106.2	138.5
Other(5)	1.2	3.6	6.0	27.5
Total costs and expenses	$2,202.6	$1,931.9	$6,257.4	$5,719.2
(1) Depreciation and amortization includes merger and acquisition-related depreciation and amortization of $20.5 million and $41.6 million for the three months ended September 30, 2021 and 2020 and $61.9 million and $140.1 million for the nine months ended September 30, 2021 and 2020, respectively.
(2) Integration and other costs related to merger include certain direct and incremental integration and restructuring efforts.
(3) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans. Refer to Note 9: Stock-based Payments of the Notes to unaudited interim Condensed Consolidated Financial Statements for the three and nine months ended September 30, 2021 for additional information.
(4) Acquisition related costs and efficiency initiatives, reflect costs incurred to implement operating efficiency initiatives in 2021 and 2020 to allow the Company to be a nimbler and more agile partner to its clients, as well as incremental costs related to in-fill M&A.
(5) Other includes $0.3 million and $2.8 million, respectively, for COVID-19 related items including contributions to the Global Employee Assistance Fund and preparation costs for employee return to office for the three and nine months ended September 30, 2021 and other items including accounts receivable securitization.